Pricing Supplement dated April 25, 2008
to the Prospectus dated August 31, 2007, Prospectus Supplement dated September 4, 2007,
Index Supplement dated September 4, 2007 and Information Supplement dated December 12, 2007
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-145845

Performance

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium-Term Notes, Series A	$23,614,300	$928.04

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Performance Securities with Contingent Return
Strategic Alternatives to Indexing
Barclays Bank PLC $23,614,300 Securities linked to the S&P 500® Index due April 29, 2011

Investment Description

Performance Securities with Contingent Return (the “Securities”) are securities issued by Barclays Bank PLC (“Barclays”) linked to the performance of the S&P 500® Index. The amount you receive at maturity is based on the return of the Index and, in certain circumstances, on whether the official closing level of the Index has fallen below a specified Trigger Level on any trading day during the Observation Period. If the official closing level of the Index never falls below the Trigger Level on any scheduled trading day during the Observation Period, at maturity you will receive an amount in cash per Security that is equal to the sum of (a) the principal amount plus (b) the product of the principal amount multiplied by the greater of (i) the Index Return and (ii) the Contingent Return. If the official closing level of the Index falls below the Trigger Level on any scheduled trading day during the Observation Period, at maturity you will receive an amount in cash per Security that is equal to the sum of (a) the principal amount plus (b) the product of your principal amount multiplied by the Index Return. If the official closing level of the Index falls below the Trigger Level on any scheduled trading day during the observation period, your Securities will be fully exposed to any decline in the Index, and you could lose some or all of your investment in the Securities. Investors will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You may lose some or all of your principal.

Features

❑

Contingent Return and Growth Potential: The Securities provide the opportunity to receive a payment at maturity that is based on the greater of the Index Return and the Contingent Return, so long as the official closing level of the Index never falls below the Trigger Level on any scheduled trading day during the Observation Period. If the official closing level of the Index falls below the Trigger Level on any scheduled trading day during the Observation Period, you will lose the benefit of the Contingent Return, and your payment at maturity will be based solely upon the Index Return. The Securities are not subject to a maximum gain.

❑

Contingent Protection Feature: The Contingent Return conditionally protects the principal amount of your Securities, so long as the Index does not fall below the Trigger Level on any single trading day during the Observation Period. If the official closing level of the Index falls below the Trigger Level on any trading day during the Observation Period, the principal amount of your Securities will be fully exposed to any decline in the Index on the Final Valuation Date, and you could lose some or all of your investment.

Key Dates

Trade Date:	April 25, 2008

Settlement Date:	April 30, 2008

Final Valuation Date[1]:	April 26, 2011

Maturity Date[1]:	April 29, 2011

CUSIP:	06739H388

ISIN:	US06739H3883

1

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Security Offering

We are offering Performance Securities with Contingent Return linked to the S&P 500® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, the return, if any, at maturity will be determined by the appreciation of the Index. The Securities are offered at a minimum investment of $1,000.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the invdex supplement dated September 4, 2007, the information supplement dated December 12, 2007 and this pricing supplement. See “Key Risks” on page PS-6 of this pricing supplement, the cover page of the information supplement and “Risk Factors” beginning on page IS-1 of the index supplement and on page S-3 of prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC

Per Security	$10.00	$0.25	$9.75
Total	$23,614,300	$590,357.50	$23,023,942.50

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007 relating to our Medium-Term Securities, Series A, of which these Securities are a part, the reference asset information contained in the index supplement dated September 4, 2007, and the information supplement dated December 12, 2007. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other of our written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

◆	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007: http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

◆	Information supplement dated December 12, 2007 http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

◆	Index supplement dated September 4, 2007: http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refer to the Performance Securities with Contingent Return linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

◆	You have a moderate to high risk tolerance.

◆	You believe the Index will appreciate over the term of the Securities.

◆	You seek an investment with a return linked to the performance of the S&P 500® Index.

◆

You are willing to expose your principal to the full downside performance of the Index if the official closing level of the Index falls below the Trigger Level on any single trading day during the Observation Period.

◆

You are willing to forego dividends paid on the stocks included in the Index in exchange for the benefit of receiving (i) the greater of the Contingent Return and the Index Return if the closing level of the Index never falls below the Trigger Level and (ii) contingent protection if the Index Return is negative, but the official closing level never falls below the Trigger Level.

◆	You are willing and able to invest in the Securities based on a Contingent Return of 21.50%.

◆	You do not seek current income from this investment.

◆	You are willing to hold the Securities to maturity and are aware that there may be little or no secondary market for the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page PS-6, the cover page of the information supplement and “Risk Factors” beginning on page IS-1 of the index supplement and on page S-3 of the prospectus supplement for risks related to an investment in the Securities.

The Securities may not be suitable for you if:

◆	You do not seek an investment with exposure to the S&P 500® Index.

◆	You do not believe the Index will appreciate over the term of the Securities.

◆	You are unable or unwilling to hold the Securities to maturity.

◆	You seek an investment that is 100% principal protected.

◆	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

◆	You prefer to receive dividends paid on the stocks included in the Index.

◆	You seek current income from your investments.

◆	You seek an investment for which there will be an active secondary market.

Final Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]

Issue Price:	$10 per Security

Term:	3 years

Reference Asset[3]	the S&P 500® Index (the “Index”).

Contingent Return:	21.50%.

Payment at Maturity (per $10):

Your Securities are not fully principal protected. If the closing level of the Index falls below the Trigger Level on any day during the Observation Period, your principal is fully exposed to any decline in the Index.

If the official closing level never falls below the Trigger Level on any scheduled trading day during the Observation Period, you will receive the sum of (a) the principal amount plus (b) the product of the principal amount multiplied by the greater of (i) the Index Return and (ii) the Contingent Return:

$10.00 + ($10.00 x the greater of (a) the Index Return and (b) the Contingent Return)

If the official closing level falls below the Trigger Level on any scheduled trading day during the observation period, you will receive the sum of (a) principal amount plus (b) the product of the principal amount multiplied by the Index Return:

$10.00 + ($10.00 x Index Return)

In this case the Contingent Return is lost and you may lose some or all of your principal amount.

Index Return:	Final Index Level-Initial Index Level

Initial Index Level

Initial Index Level:	1397.84, which was the official closing level of the Index on the Trade Date.

Final Index Level:	The official closing level of the Index on Final Valuation Date.

Observation Period:	The period starting on the Trade Date and ending on, and including, the Final Valuation Date.

Trigger Level:	1048.38 (75% of Initial Index Level).

Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

Calculate the percentage change from the Initial Index Level to the Final Index Level.

You will receive a cash payment that provides you with a return per $10 Security principal amount equal to sum of (a) the principal amount of your Securities plus (b) the product of the principal amount multiplied by the greater of (i) the Index Return and (ii) the Contingent Return.

Accordingly, your payment at maturity per $10 Security principal amount will be calculated as follows:

$10.00 + ($10.00 x the greater of (a) the Index Return and (b) the Contingent Return)

You will receive a cash payment that provides you with a return per $10 Security principal amount equal to sum of (a) the principal amount plus (b) the product of the principal amount multiplied by the Index Return:

Accordingly, your payment at maturity per $10 Security principal amount will be calculated as follows:

$10.00 + ($10.00 x Index Return)

In this case the Contingent Return is lost and you may lose some or all of your principal amount.

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2

The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

3

For a description of adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The following hypothetical example is provided for illustration purposes only. Assumptions in the example below are purely fictional and do not relate to the actual reference asset. The hypothetical terms do not represent the terms of an actual Securities. The example is hypothetical, and does not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index. Investors should not take the example below as an indication or assurance of the expected performance of the Index.

Below is a Table of Hypothetical Values at Maturity, based on the assumptions outlined for the Index, which demonstrates the return that you would have earned from an investment in the Securities relative to the Index Return under those assumptions and whether or not the Trigger Event occurs. In the Table of Hypothetical Values at Maturity amounts are rounded for ease of reference.

Assumptions:

◆	Investor purchases $10 principal amount of Securities on the Trade Date at the initial public offering price and holds the Securities to maturity.

◆	No market disruption events or events of default occur during the term of the Securities.

Term: 3 Years

Initial Index Level: 1397.84

Trigger Level: 1048.38, (75% of the Initial Index Level)

Contingent Return: 21.50%

Index		Trigger Event does Not Occur[1]		Trigger Event Occurs[2]

Final Index Level	Index Return[3]	Payment at Maturity	Securities Total Return at Maturity	Payment at Maturity	Securities Total Return at Maturity

2795.68	100.00%	$20.00	100.00%	$20.00	100.00%
2655.90	90.00%	$19.00	90.00%	$19.00	90.00%
2516.11	80.00%	$18.00	80.00%	$18.00	80.00%
2376.33	70.00%	$17.00	70.00%	$17.00	70.00%
2236.54	60.00%	$16.00	60.00%	$16.00	60.00%
2096.76	50.00%	$15.00	50.00%	$15.00	50.00%
1956.98	40.00%	$14.00	40.00%	$14.00	40.00%
1817.19	30.00%	$13.00	30.00%	$13.00	30.00%
1677.41	20.00%	$12.15	21.50%	$12.00	20.00%
1537.62	10.00%	$12.15	21.50%	$11.00	10.00%
1397.84	0.00%	$12.15	21.50%	$10.00	0.00%
1258.06	-10.00%	$12.15	21.50%	$9.00	-10.00%
1118.27	-20.00%	$12.15	21.50%	$8.00	-20.00%
1048.38	-25.00%	$12.15	21.50%	$7.50	-25.00%
978.49	-30.00%	N/A	N/A	$7.00	-30.00%
838.70	-40.00%	N/A	N/A	$6.00	-40.00%
698.92	-50.00%	N/A	N/A	$5.00	-50.00%
559.14	-60.00%	N/A	N/A	$4.00	-60.00%
419.35	-70.00%	N/A	N/A	$3.00	-70.00%
279.57	-80.00%	N/A	N/A	$2.00	-80.00%
139.78	-90.00%	N/A	N/A	$1.00	-90.00%

1	The official closing level of the Index never falls below the Trigger Level on any day during the Observation Period.

2	The official closing level of the Index falls below the Trigger Level on any day during the Observation Period.

3	The Index Return excludes any cash dividend payment.

Example 1—The level of the Index increases from 1397.84 to a Final Index Level of 1817.19. The official closing level never fell below the Trigger Level on any scheduled trading day during the Observation Period.

Because the Index Return of 30% is greater than the Contingent Return of 21.50%, the investor receives a payment at maturity of $13.00 per $10.00 Security principal amount, representing a total return of 30% (the Index Return) on the Securities.

$10 + ($10 x the greater of [(a) Index Return and (b) Contingent Return])
$10.00 + ($10.00 x 30%) = $13.00

Example 2— The level of the Index increases from 1397.84 to a Final Index Level of 1537.62. The official closing level never fell below the Trigger Level on any scheduled trading day during the Observation Period.

Because the Index Return of 10% is less than the Contingent Return of 21.50%, the investor receives a payment at maturity of $12.15 per $10 principal amount of Securities, representing a total return of 21.50% (the Contingent Return) on the Securities.

$10 + ($10 x the greater of [(a) Index Return and (b) Contingent Return])
$10.00 + ($10.00 x 21.50%) = $12.15

Example 3— The level of the Index decreases from 1397.84 to a Final Index Level of 1118.27. The official closing level never fell below the Trigger Level on any scheduled trading day during the Observation Period.

Because the Index Return of -20% is less than the Contingent Return of 21.50%, the investor receives a payment at maturity of $12.15 per $10 principal amount of Securities, representing a total return of 21.50% (the Contingent Return) on the Securities.

$10 + ($10 x the greater of [(a) Index Return and (b) Contingent Return])
$10.00 + ($10.00 x 21.50%) = $12.51

Example 4— The level of the Index increases from 1397.84 to a Final Index Level of 1537.62. The official closing level fell below the Trigger Level on at least one scheduled trading day during the Observation Period.

Because the official closing level fell below the Trigger Level, investors lose the benefit from the Contingent Return. The investor receives a payment at maturity of $11.00 per $10.00 Security principal amount, representing a total return of 10% (the Index Return) on the Securities.

$10 + ($10 x Index Return)
$10.00 + ($10.00 x 10%) = $11.00

Example 5— The level of the Index decreases from 1397.84 to a Final Index Level of 1118.27. The official closing level fell below the Trigger Level on at least one scheduled trading day during the Observation Period.

Because the official closing level fell below the Trigger Level, investors lose the benefit from the Contingent Return and are fully exposed to any decline in the Index. The investor receives a payment at maturity of $8.00 per $10.00 Security principal amount, representing a total return of -20% (the Index Return) on the Securities.

$10 + ($10 x Index Return)
$10.00 + ($10.00 x -20%) = $8.00

If the official closing level of the Index falls below the Trigger Level on any day during the Observation Period, investors are fully exposed to any decline of the Index and could lose some or all of their principal at maturity.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying information supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Securities Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement and the discussion under the heading “United States Federal Tax Considerations” in the accompanying information supplement. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in Key Risks—Taxes, in this pricing supplement. You should further consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Index or in any of the component stocks underlying the Index. You are encouraged to read about these risks which are explained in more detail in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

◆

Principal Protection only in limited circumstances: Your principal will be protected only if the official closing level of the Index never falls below the Trigger Level on any scheduled trading day during the Observation Period and the Securities are held to maturity.

◆

Your Investment in the Securities May Result in a Loss: The Securities do not guarantee any return of principal if the official closing level of the Index falls below the Trigger Level on any scheduled trading day during the Observation Period and the Index at the Final Valuation Date is below the Initial Index Level. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Index if the official closing level of the Index falls below the Trigger Level on any trading day during the Observation Period and the Index at the Final Valuation Date is below the Initial Index Level.

◆

Contingent Return Applies Only if the closing level of the Index Never Falls Below the Trigger Level on any Scheduled Trading Day During the Observation Period: You will benefit from the Contingent Return if the Index Return is less than the Contingent Return, and the official closing level of the Index never falls below the Trigger Level on any scheduled trading day during the Observation Period. In such cases, you could receive a greater payment at maturity than if the payment at maturity were based solely upon the Index Return. If the official closing level of the Index falls below the Trigger Level on any scheduled trading day during the Observation Period, you will lose the benefit of the Contingent Return, even in cases where the Final Index Level is greater than the Initial Index Level.

◆

No Interest or Dividend Payments or Voting Rights: As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of component stocks underlying the Index would have.

◆

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity: While the payment at maturity for each issue of the offered Securities described in this pricing supplement is based on the full principal amount of such Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

◆

Dealer Incentives: We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per security to the principals, agents and dealers in connection with the distribution of the Securities.

◆

Lack of Liquidity: The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

◆

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

◆

Taxes: The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying information supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Securities after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

◆

Potentially inconsistent research, opinions or recommendations by Barclays: We or our affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

◆

Many Economic and Market Factors Will Affect the Value of the Securities: In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

◆	the expected volatility of the Index;

◆	the time to maturity of the Securities;

◆	the market price and dividend rate on the component stocks underlying the Index;

◆	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

◆	a variety of economic, financial, political, regulatory or judicial events;

◆	supply and demand for the Securities; and

◆	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

◆

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Barclays Bank PLC, as issuer of the Securities, and the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities.

S&P 500® Index

The S&P 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500 Index, with the number of companies included in each group as of April 25, 2008 indicated below: Consumer Discretionary (86); Consumer Staples (40); Energy (36); Financials (92); Health Care (51); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31).

The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The information on the S&P 500 Index provided in this pricing supplement should be read together with the discussion under the heading “Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the weekly closing levels of the S&P 500 Index from April 4, 1997 through April 25, 2008. The closing level of the Index on April 25, 2008 was 1397.84.

We obtained the closing levels of the S&P 500 Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

S&P 500® Index Historical Performance
April 4, 1997 – April 25, 2008

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sales of the Securities.